Exhibit 99.1

For Immediate Release

Hasbro Announces Impending Retirement of
President and Chief Operating Officer John Frascotti

Pawtucket, RI (October 7, 2020) -- Hasbro, Inc. (NASDAQ: HAS) today announced John Frascotti will retire from his current position as President and Chief Operating Officer when his contract ends on March 31, 2021.  At the culmination of his existing contract, he will remain employed by the Company for one year in the role of special advisor to the Chief Executive Officer, Brian Goldner, through April 1, 2022.

"John's strategic vision and consumer-centric approach to our brands and our business, combined with his authentic leadership style, has played a pivotal role in our evolution from a traditional toy and game company to a global play and entertainment leader," said Mr. Goldner. "John has been a critical member of our senior management team for the past 13 years and leaves big shoes to fill, but I am extremely confident in the leadership of our company and the strength of our teams to lead Hasbro into the future."

Mr. Frascotti joined Hasbro in 2008 as Chief Marketing Officer, became President of Hasbro Brands in 2014, and became President of Hasbro in 2017. In 2018, he was also named Chief Operating Officer, and was added to Hasbro’s Board of Directors. During his tenure, he has played a critical role in the re-imagination and re-invention of Hasbro's world-class portfolio of brands. His experience in brand building, brand marketing, digital marketing, entertainment, licensing and operations has contributed to expanding the reach of these brands globally.

“I’d like to express my sincere gratitude to the phenomenal Hasbro team, our Chairman and Board of Directors, and my deep appreciation for having the opportunity to work with such passionate, creative and dedicated people,” said Mr. Frascotti.  “I have the utmost confidence in the incredibly talented team leading Hasbro’s next chapter, and look forward to continuing to provide guidance and counsel for the remainder of my tenure.”

Mr. Frascotti will serve out the remainder of his current one-year term as a member of the Hasbro Board of Directors, but will not stand for election at the May 2021 Annual Meeting.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms.  Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through its global entertainment studio, eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for all children and all families through corporate social responsibility and philanthropy. Hasbro ranked among the 2020 100 Best Corporate Citizens by 3BL Media and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past nine years. We routinely share important business and brand updates on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter and Instagram.)

© 2020 Hasbro, Inc. All Rights Reserved.

HAS-IR

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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